Exhibit 99.1

NEWS Contact: Jeffrey Schnell Senior Director, Investor Relations investor@quakerhoughton.com T. 1.610.832.4087

For Release: Immediate

QUAKER HOUGHTON ANNOUNCES SECOND QUARTER 2022 RESULTS

•	Record net sales of $492.4 million increased 13% compared to Q2’21 driven by higher selling prices
•	Reported net income of $14.3 million and earnings per diluted share of $0.80
•	Delivered $58.5 million of adjusted EBITDA and $1.32 of non-GAAP earnings per diluted share
•	Successfully amended our credit agreement and extended our maturity profile to June 2027

August 4, 2022

CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), the global leader in industrial process fluids, today announced its second quarter 2022 results.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, except per share data)	2022	2021	2022	2021
Net sales	$492.4	$435.3	$966.6	$865.0
Net income attributable to Quaker Chemical Corporation	14.3	33.6	34.2	72.2
Earnings per diluted share attributable to Quaker Chemical Corporation	0.80	1.88	1.91	4.03
Non-GAAP net income *	23.7	32.4	49.1	70.4
Non-GAAP earnings per diluted share *	1.32	1.82	2.74	3.93
Adjusted EBITDA *	58.5	70.1	118.9	147.2

* Refer to the Non-GAAP Measures and Reconciliations section below for additional information

Second Quarter 2022 Consolidated Results

Second quarter 2022 net sales were a record of $492.4 million, an increase of 13% compared to $435.3 million in the prior year quarter primarily due to an increase in selling price and product mix of approximately 22% and additional net sales from acquisitions of 1%, partially offset by a 6% unfavorable impact from foreign currency translation and a 4% decrease in organic sales volumes. The increase in selling price and product mix was primarily attributable to double-digit price increases in all segments in response to ongoing and unprecedented raw material and supply chain-related inflationary pressures. The decline in organic sales volumes was primarily attributable to COVID-19 related disruptions in China, the wind-down of the tolling agreement for products previously divested related to the Quaker Houghton combination, the impact of the war in Ukraine and the Company’s ongoing value based pricing initiatives, partially offset by net new business wins.

The Company generated net income in the second quarter of 2022 of $14.3 million or $0.80 per diluted share, compared to the prior year quarter net income of $33.6 million or $1.88 per diluted share. Excluding non-recurring and non-core items in each period, the Company’s second quarter of 2022 non-GAAP earnings per diluted share was $1.32 compared to $1.82 in the prior year quarter. The Company’s second quarter of 2022 adjusted EBITDA of $58.5 million declined compared to $70.1 million in the second quarter of 2021, as the increase in net sales was more than offset by lower gross margins primarily attributable to significant increases in raw material and other costs, compared to the prior year period.

Andy Tometich, Chief Executive Officer and President, commented, “We delivered another quarter of record net sales in the second quarter, driven by strong price realization and above market volume growth. As expected our earnings declined primarily due to ongoing inflationary pressures, COVID-19 disruptions in China, unfavorable foreign currency translation, geopolitical issues and other disruptions that impacted our customers and end markets. Notwithstanding, we delivered significant price increases which offset the raw material inflation and helped to stabilize our gross margins on a sequential basis. I am energized by the commitment and focus of our people who continually demonstrate their dedication to delivering on our objectives and the value proposition of our products and services to our customers.

Looking ahead, our focus remains on executing on items within our control. We are actively working with our customers to get the needed pricing to offset the persistent inflationary pressures on our margins while remaining vigilant on our costs. Therefore, despite significant uncertainty caused by several macroeconomic factors, we continue to expect to deliver sequential gross margin expansion and earnings growth in the second half of 2022.”

Second Quarter 2022 Segment Results

The Company’s second quarter 2022 operating performance of each of its four reportable operating segments: (i) Americas; (ii) Europe, Middle East and Africa (“EMEA”); (iii) Asia/Pacific; and (iv) Global Specialty Businesses, are further described below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Sales*
Americas	$172.7	$139.7	$326.9	$274.5
EMEA	123.1	123.4	248.7	243.3
Asia/Pacific	99.8	91.6	204.1	188.3
Global Specialty Businesses	96.8	80.6	186.9	159.0
Segment operating earnings*
Americas	$33.8	$33.6	$63.0	$65.9
EMEA	13.3	23.4	30.0	48.6
Asia/Pacific	22.2	23.2	44.1	50.7
Global Specialty Businesses	27.8	24.2	52.9	48.4

* Refer to the Segment Measures and Reconciliations section below for additional information

All four segments benefitted from double-digit increases in selling price and product mix in the second quarter of 2022 compared to the prior year quarter. Organic sales volumes increased approximately 10% in Global Specialty Businesses compared to the prior year quarter, while the other segments declined due to the impacts on sales volumes mentioned above. The EMEA and Asia/Pacific segments were also significantly impacted by unfavorable foreign currency translation. Operating earnings from the Global Specialty Businesses and Americas segments increased compared to the prior year quarter whereas the other segments declined due to continued raw material and other inflationary cost pressures, the impact of the COVID-19 disruptions in China on our Asia/Pacific segment, and the unfavorable impact from foreign currency translation.

All four segments benefitted from increases in selling price and product mix compared to the first quarter of 2022, as we continued our strategic pricing initiatives. Organic sales volumes increased compared to the first quarter of 2022 in the Global Specialty Businesses and the Americas but declined in Asia/Pacific and EMEA, primarily due to COVID-19 disruptions in China, which impacted our Asia/Pacific segment, as well as lower sales volumes attributable to the war in Ukraine, and the Company’s ongoing value based pricing initiatives, partially offset by net new business wins. Asia/Pacific and EMEA were also unfavorably impacted by foreign currency translation.

Cash Flow and Liquidity Highlights

The Company had a net operating cash outflow of $2.1 million during the second quarter of 2022, bringing the year-to-date net operating cash outflow to $8.4 million, compared to a net operating cash outflow of $9.6 million during the six months ended June 30, 2021. The net operating cash outflow in both periods reflects working capital investment primarily related to higher accounts receivable due to increases in net sales and higher inventory due primarily to rising raw material costs and to a lesser extent an increase in certain inventory stocks in response to global supply chain and logistics challenges.

During the second quarter of 2022, the Company successfully amended its credit agreement and extended the maturity from August 2024 to June 2027. As of June 30, 2022, the Company’s total gross debt was $989.1 million and its cash and cash equivalents was $202.3 million. The Company’s net debt was approximately $786.8 million, and its net debt divided by its trailing twelve months adjusted EBITDA was approximately 3.2x.

Non-GAAP Measures and Reconciliations

The information included in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are indicative of future operating performance of the Company, and facilitate a comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The Company presents EBITDA which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income before equity in net (loss) income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by investors, analysts, and peers in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net, and taxes on income before equity in net (loss) income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by investors, analysts, and peers in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

As it relates to 2022 projections for the Company as well as other forward-looking information described further above, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income, as well as the impact of COVID-19. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.

The Company’s reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve month period ended June 30, 2022 adjusted EBITDA of $245.8 million, which includes (i) the six months ended June 30, 2022 adjusted EBITDA of $118.9 million, as presented in the non-GAAP reconciliations below, and (ii) the twelve months ended December 31, 2021 adjusted EBITDA of $274.1 million, as presented in the non-GAAP reconciliations included in the Company’s fourth quarter and full year 2021 results press release dated February 24, 2022, less (iii) the six months ended June 30, 2021 adjusted EBITDA of $147.2 million, as presented in the non-GAAP reconciliations below.

Certain of the prior period non-GAAP financial measures presented in the following tables have been adjusted to conform with current period presentation. The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

Non-GAAP Operating Income and Margin Reconciliations

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating income	$31,903	$38,816	$61,306	$83,710
Combination, restructuring and other acquisition-related expenses (a)	1,831	7,082	6,704	15,288
Strategic planning and transformation expenses	3,112	—	6,200	—
Executive transition costs	645	308	1,184	812
Russia-Ukraine conflict related expenses	929	—	2,095	—
Other charges	385	242	476	293
Non-GAAP operating income	$38,805	$46,448	$77,965	$100,103
Non-GAAP operating margin (%)	7.9%	10.7%	8.1%	11.6%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income attributable to Quaker Chemical Corporation	$14,343	$33,570	$34,159	$72,185
Depreciation and amortization (a)(b)	20,856	22,344	41,583	44,792
Interest expense, net	6,494	5,618	11,839	11,088
Taxes on income before equity in net (loss) income of associated companies (c)	1,374	15,218	4,240	25,907
EBITDA	$43,067	$76,750	$91,821	$153,972
Equity loss (income) in a captive insurance company	1,781	(883)	2,025	(3,963)
Combination, restructuring and other acquisition-related expenses (a)	2,248	6,956	9,100	9,359
Strategic planning and transformation expenses	3,112	—	6,200	—
Executive transition costs	645	308	1,184	812
Russia-Ukraine conflict related expenses	929	—	2,095	—
Brazilian non-income tax credits	—	(13,293)	—	(13,293)
Loss on extinguishment of debt	6,763	—	6,763	—
Other charges	(54)	219	(253)	318
Adjusted EBITDA	$58,491	$70,057	$118,935	$147,205
Adjusted EBITDA margin (%)	11.9%	16.1%	12.3%	17.0%

Adjusted EBITDA	$58,491	$70,057	$118,935	$147,205
Less: Depreciation and amortization - adjusted (a)(b)	20,856	22,218	41,583	44,251
Less: Interest expense, net	6,494	5,618	11,839	11,088
Less: Taxes on income before equity in net (loss) income of associated companies – adjusted (c)	7,466	9,773	16,368	21,512

Non-GAAP net income	$23,675	$32,448	$49,145	$70,354

Non-GAAP Earnings per Diluted Share Reconciliations

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$0.80	$1.88	$1.91	$4.03
Equity loss (income) in a captive insurance company per diluted share	0.10	(0.05)	0.11	(0.22)
Combination, restructuring and other acquisition-related expenses per diluted share (a)	0.13	0.30	0.41	0.42
Strategic planning and transformation expenses per diluted share	0.13	—	0.27	—
Executive transition costs per diluted share	0.03	0.02	0.05	0.04
Russia-Ukraine conflict related expenses per diluted share	0.04	—	0.10	—
Brazilian non-income tax credits per diluted share	—	(0.44)	—	(0.44)
Loss on extinguishment of debt per diluted share	0.29	—	0.29	—
Other charges per diluted share	(0.00)	0.01	(0.01)	0.02
Impact of certain discrete tax items per diluted share	(0.20)	0.10	(0.39)	0.08
Non-GAAP earnings per diluted share	$1.32	$1.82	$2.74	$3.93

(a)	The Company recorded $0.1 million and $0.5 million of accelerated depreciation expense related to the Quaker Houghton combination during the three and six months ended June 30, 2021 all of which was recorded in cost of goods sold (“COGS”). These amounts recorded within COGS are included in the caption Combination, restructuring and other acquisition-related expenses in the reconciliation of Operating income to Non-GAAP operating income and GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share. In addition, the total amounts of such depreciation are included within the caption Depreciation and amortization in the reconciliation of Net income attributable to Quaker Chemical Corporation to Adjusted EBITDA; however, they are excluded in the reconciliation of Adjusted EBITDA to Non-GAAP net income. During the three and six months ended June 30, 2022, the Company recorded expenses of $0.4 million and $2.4 million, respectively related to indemnification assets. During the six months ended June 30, 2021, the Company recognized a gain of $5.4 million associated with the sale of certain held-for-sale real property assets which was the result of the Company’s manufacturing footprint integration plan. These amounts were recorded within Other (expense) income, net and therefore are included in the caption Combination, restructuring and other acquisition-related expenses in the reconciliation of Net income attributable to Quaker Chemical Corporation to Adjusted EBITDA and GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share, however it is excluded in the reconciliation of Operating income to Non-GAAP operating income.

(b)	Depreciation and amortization for the three and six months ended June 30, 2022 includes $0.2 million and $0.5 million, respectively, and for the three and six months ended June 30, 2021 included $0.3 million and $0.6 million, respectively, of amortization expense recorded within equity in net income of associated companies in the Condensed Consolidated Statement of Income, which is attributable to the amortization of the fair value step up for the Company’s 50% interest in a Houghton joint venture in Korea as a result of required purchase accounting.

(c)	Taxes on income before equity in net (loss) income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of specific tax charges and benefits in the three and six months ended June 30, 2022 and 2021, which the Company does not consider core or indicative of future performance.

Segment Measures and Reconciliations

The Company’s operating segments, which are consistent with its reportable segments, reflect the structure of the Company’s internal organization, the method by which the Company’s resources are allocated and the manner by which the chief operating decision maker assesses the Company’s performance. The Company has four reportable segments: (i) Americas; (ii) EMEA; (iii) Asia/Pacific; and (iv) Global Specialty Businesses. The three geographic segments are composed of the net sales and operations in each respective region, excluding net sales and operations managed globally by the Global Specialty Businesses segment, which includes the Company’s container, metal finishing, mining, offshore, specialty coatings, specialty grease and Norman Hay businesses. Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related COGS and selling, general and administrative expenses. Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs, Combination, integration and other acquisition-related expenses, and Restructuring and related charges, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include interest expense, net and other (expense) income, net.

The following tables reconcile the Company’s reportable operating segments performance to that of the Company (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Sales
Americas	$172,747	$139,673	$326,891	$274,544
EMEA	123,053	123,436	248,740	243,250
Asia/Pacific	99,828	91,559	204,062	188,265
Global Specialty Businesses	96,760	80,594	186,866	158,986
Total net sales	$492,388	$435,262	$966,559	$865,045
Segment operating earnings
Americas	$33,785	$33,648	$63,005	$65,882
EMEA	13,283	23,405	30,049	48,649
Asia/Pacific	22,226	23,227	44,133	50,705
Global Specialty Businesses	27,841	24,209	52,876	48,378
Total segment operating earnings	$97,135	$104,489	$190,063	$213,614
Combination, integration and other acquisition-related expenses	(1,832)	(6,658)	(5,885)	(12,473)
Restructuring and related charges	1	(298)	(819)	(1,473)
Fair value step up of acquired inventory sold	—	—	—	(801)
Non-operating and administrative expenses	(48,579)	(43,077)	(92,042)	(84,069)
Depreciation of corporate assets and amortization	(14,822)	(15,640)	(30,011)	(31,088)
Operating income	31,903	38,816	61,306	83,710
Other (expense) income, net	(8,399)	14,010	(10,605)	18,697
Interest expense, net	(6,494)	(5,618)	(11,839)	(11,088)
Income before taxes and equity in net (loss) income of associated companies	$17,010	$47,208	$38,862	$91,319

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  We have based these forward-looking statements, including statements regarding the potential effects of the COVID-19 pandemic, the Russia and Ukraine conflict, inflation and global supply chain constraints on the Company’s business, results of operations, and financial condition, our expectations that we will maintain sufficient liquidity and remain in compliance with the terms of the Company’s credit facility, expectations about future demand and raw material costs, and statements regarding the impact of increased raw material costs and pricing initiatives, on our current expectations about future events. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, including but not limited to the potential benefits of the Combination and other acquisitions, the impacts on our business as a result of the COVID-19 pandemic and global supply chain constraints, and our current and future results and plans and statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production slowdowns and shutdowns, including as is currently being experienced by many automotive industry companies as a result of supply chain disruptions. Other major risks and uncertainties include, but are not limited to, the primary and secondary impacts of the COVID-19 pandemic, including actions taken in response to the pandemic by various governments, which could exacerbate some or all of the other risks and uncertainties faced by the Company, as well as inflationary pressures, including the potential for significant increases in raw material costs, supply chain disruptions, customer financial instability, rising interest rates and the potential of economic recession, worldwide economic and political disruptions, including the impacts of the military conflict between Russia and Ukraine, the economic and other sanctions imposed by other nations on Russia, suspensions of activities in Russia by many multinational companies and the potential expansion of military activity, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automobile, aircraft, industrial equipment, and durable goods industries. The ultimate impact of COVID-19 on our business will depend on, among other things, the extent and duration of the pandemic, the severity of the disease and the number of people infected with the virus including new variants, the continued uncertainty regarding global availability, administration, acceptance and long-term efficacy of vaccines, or other treatments for COVID-19 or its variants, the longer-term effects on the economy of the pandemic, including the resulting market volatility, and by the measures taken by governmental authorities and other third parties restricting day-to-day life and business operations and the length of time that such measures remain in place, as well as laws and other governmental programs implemented to address the pandemic or assist impacted businesses, such as fiscal stimulus and other legislation designed to deliver monetary aid and other relief. Other factors could also adversely affect us, including those related to the Combination and other acquisitions and the integration of acquired businesses. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control.  These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results.  All forward-looking statements included in this press release, including expectations about business conditions during 2022 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements.  For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021, and in subsequent reports filed from time to time with the Securities and Exchange Commission.  We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, the Company’s investor conference call to discuss its second quarter 2022 performance is scheduled for August 5, 2022 at 8:30 a.m. ET. A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.

About Quaker Houghton

Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,700 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation

Condensed Consolidated Statements of Income

(Dollars in thousands, except per share data)

	(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net sales	$492,388	$435,262	$966,559	$865,045

Cost of goods sold	342,824	280,811	670,924	554,400

Gross profit	149,564	154,451	295,635	310,645
%	30.4%	35.5%	30.6%	35.9%

Selling, general and administrative expenses	115,830	108,679	227,625	212,989
Restructuring and related (credits) charges, net	(1)	298	819	1,473
Combination, integration and other acquisition-related expenses	1,832	6,658	5,885	12,473

Operating income	31,903	38,816	61,306	83,710
%	6.5%	8.9%	6.3%	9.7%

Other (expense) income, net	(8,399)	14,010	(10,605)	18,697
Interest expense, net	(6,494)	(5,618)	(11,839)	(11,088)
Income before taxes and equity in net (loss) income of associated companies	17,010	47,208	38,862	91,319

Taxes on income before equity in net (loss) income of associated companies	1,374	15,218	4,240	25,907
Income before equity in net (loss) income of associated companies	15,636	31,990	34,622	65,412

Equity in net (loss) income of associated companies	(1,265)	1,610	(430)	6,820

Net income	14,371	33,600	34,192	72,232

Less: Net income attributable to noncontrolling interest	28	30	33	47

Net income attributable to Quaker Chemical Corporation	$14,343	$33,570	$34,159	$72,185
%	2.9%	7.7%	3.5%	8.3%

Share and per share data:
Basic weighted average common shares outstanding	17,834,329	17,802,366	17,830,218	17,793,915
Diluted weighted average common shares outstanding	17,841,377	17,849,521	17,847,404	17,846,010

Net income attributable to Quaker Chemical Corporation common shareholders - basic	$0.80	$1.88	$1.91	$4.04
Net income attributable to Quaker Chemical Corporation common shareholders - diluted	$0.80	$1.88	$1.91	$4.03

Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value)

	(Unaudited)
	June 30,	December 31,
	2022	2021
ASSETS

Current assets
Cash and cash equivalents	$202,348	$165,176
Accounts receivable, net	465,352	430,676
Inventories, net	313,442	264,531
Prepaid expenses and other current assets	64,674	59,871
Total current assets	1,045,816	920,254

Property, plant and equipment, net	192,497	197,520
Right of use lease assets	36,317	36,635
Goodwill	610,167	631,194
Other intangible assets, net	962,580	1,027,782
Investments in associated companies	83,678	95,278
Deferred tax assets	10,897	16,138
Other non-current assets	28,804	30,959
Total assets	$2,970,756	$2,955,760

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$14,485	$56,935
Accounts and other payables	253,782	234,083
Accrued compensation	29,359	38,197
Accrued restructuring	3,812	4,087
Other accrued liabilities	99,287	97,165
Total current liabilities	400,725	430,467

Long-term debt	972,369	836,412
Long-term lease liabilities	25,695	26,335
Deferred tax liabilities	156,468	179,025
Other non-current liabilities	84,933	95,599
Total liabilities	1,640,190	1,567,838

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2022 - 17,919,750 shares; 2021 - 17,897,033 shares	17,920	17,897
Capital in excess of par value	921,642	917,053
Retained earnings	535,621	516,334
Accumulated other comprehensive loss	(145,246)	(63,990)
Total Quaker shareholders' equity	1,329,937	1,387,294
Noncontrolling interest	629	628
Total equity	1,330,566	1,387,922
Total liabilities and equity	$2,970,756	$2,955,760

Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net income	$34,192	$72,232
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt issuance costs	2,236	2,375
Depreciation and amortization	41,036	44,188
Equity in undistributed earnings of associated companies, net of dividends	3,400	(6,715)
Acquisition-related fair value adjustments related to inventory	-	801
Deferred compensation, deferred taxes and other, net	(10,223)	(13,849)
Share-based compensation	5,433	6,134
Loss on extinguishment of debt	5,246	-
Loss (gain) on disposal of property, plant, equipment and other assets	15	(5,356)
Combination and other acquisition-related expenses, net of payments	(3,880)	(2,305)
Restructuring and related charges	819	1,473
Pension and other postretirement benefits	(2,269)	(2,223)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(51,944)	(47,252)
Inventories	(58,427)	(57,020)
Prepaid expenses and other current assets	(5,558)	(20,111)
Change in restructuring liabilities	(797)	(4,214)
Accounts payable and accrued liabilities	32,298	22,274
Net cash used in operating activities	(8,423)	(9,568)

Cash flows from investing activities
Investments in property, plant and equipment	(15,138)	(6,974)
Payments related to acquisitions, net of cash acquired	(9,383)	(29,424)
Proceeds from disposition of assets	85	14,744
Net cash used in investing activities	(24,436)	(21,654)

Cash flows from financing activities
Payments of term loan debt	(668,500)	(19,065)
Proceeds of term loan debt	750,000	-
Borrowings on revolving credit facilities, net	16,703	29,433
Repayments on other debt, net	(155)	(219)
Financing-related debt issuance costs	(3,734)	-
Dividends paid	(14,862)	(14,113)
Stock options exercised, other	(821)	(416)
Net cash provided by (used in) financing activities	78,631	(4,380)

Effect of foreign exchange rate changes on cash	(8,600)	(683)

Net increase (decrease) in cash, cash equivalents and restricted cash	37,172	(36,285)
Cash, cash equivalents and restricted cash at the beginning of the period	165,176	181,895
Cash, cash equivalents and restricted cash at the end of the period	$202,348	$145,610